STARCRAFT ANNOUNCES PRELIMINARY FISCAL 2000 FOURTH QUARTER AND
                                YEAR-END RESULTS


    Goshen, IN--October 16, 2000--Starcraft  Corporation (NASDAQ Small Cap:
STCR) announced today that, due to an inventory charge and the continual softening of the van conversion industry, its unaudited internal reports indicate a net loss of approximately $5.3 million or ($1.25) per share for the fourth quarter ended October 1, 2000. For the year, the Company expects a net loss of $4.3 million, or ($1.02) per share, compared to net income of $.5 million or $0.13 per share reported last year.

During the fourth quarter after taking a physical inventory, the Company determined that its method for relieving inventory in the van conversion segment was inadequate. Accordingly, an approximate $2.4 million reduction in inventory is necessary.

"We installed a new management information system at the beginning of the year. The percentages established at that time to relieve inventory as units shipped were insufficient, primarily with respect to certain option packages offered on conversion vehicles. In addition, the Company underestimated the significance of the reduction of labor and overhead in work-in-process inventory that resulted from the consolidation of the conversion manufacturing operation. The method for relieving inventory in the van conversion segment has been resolved. We have changed the Company's accounting method to a standard cost system that allows for each item in the inventory to be valued separately and we will take a quarterly physical inventory," said Michael H. Schoeffler, President.

The Company will restate the first three quarters results to show appropriate inventory values. The Company estimates that its financial results for the first three quarters of fiscal 2000 will be restated as summarized below:

                      Starcraft Corporation
                     RESTATED FINANCIAL DATA
                           (unaudited)
               (In thousands, except per share data)

                                              Quarter Ended
                      ----------------------------------------------------
                                      1/2/00          4/2/00        7/2/00
Inventory
                       Previous      $16,268        $16,465         $16,087

                       Restated       15,767         14,960          14,088

Shareholders' Equity

                       Previous        5,290          7,136           7,436

                       Restated        4,789          5,631           5,437

Cost of Sales

                       Previous       28,687         28,895          27,563

                       Restated       29,188         29,899          28,057

Net Income (Loss)

                       Previous        1,054          1,769             217

                       Restated          553            765            (277)

Earnings Per Share
  (Basic)

                       Previous        $0.25          $0.42          $0.05

                       Restated        $0.13          $0.18         $(0.07)

Earnings Per Share
  (Diluted)
                       Previous        $0.22          $0.37          $0.04

                       Restated        $0.12          $0.16         $(0.07)



The Company's Tecstar, Shuttle Bus and National Mobility divisions continued to show strong performance. Today, 70% percent of Starcraft's total revenues are being generated from these businesses, which exclude the traditional van conversion segment. For the year, these diversified operations will provide revenues of $88 million, up 105% percent from $43 million a year ago. The Company expects operating income of $10 million from these operations, an increase of 72 percent from operating income of $5.8 million for last year.

Schoeffler continued, "We are disappointed by the continuing decline in the conversion market, and, in particular, the inventory write-down. According to the Recreational Vehicle Industry Association, the Van Conversion market declined 34% during our fourth quarter. However, we have made significant advances in diversifying the Company into related, yet higher margin businesses to improve operating margins and reduce dependence on the conversion van business. Our focus is to accelerate the diversification strategy to further diminish exposure to the declining conversion van industry and to enhance shareholder value. We are reassessing our long-term strategy for the van conversion business due to the continual decline and we will report the results of this initiative."

The Company is renegotiating its financial arrangements with its primary lender to ensure the availability of sufficient liquidity for continued operations. Based on discussions to date, management expects that adequate financial resources will be available for the current fiscal year.

Starcraft Corporation is a leading manufacturer of second stage vehicle conversions through its Starcraft, Imperial, Bus, Tecstar and National Mobility divisions. For additional information see the Company's web site at www.starcraftcorp.com or call Richard J. Mullin, Starcraft Corporation at (219) 533-1105, ext. 239.

This news release contains forward-looking statements regarding estimated results of operations, market demand, sales, profitability and other matters. Investors are cautioned that actual results may differ materially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, final adjustments that may be made as the Company completes its audited financials for fiscal 2000, or as a result of the strategic considerations described above, the level of customer demand, competitive pressures and other important factors detailed in the Company's annual report on Form 10-K for fiscal year 1999 or 10-Q filed with the Securities and Exchange Commission since the Form 10-K filing.